EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Appian Corporation

Reston, Virginia

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated February 17, 2017, relating to the consolidated financial statements of Appian Corporation, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

McLean, Virginia

November 13, 2017

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.